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        This filing consists of a transcript of an investor presentation given on October 1, 2004 by Daniel J. O'Neill, President and Chief Executive Officer of Molson Inc., in connection with the proposed transaction between Adolph Coors Company and Molson Inc.

EVENT:	WEBCAST PRESENTATION CIBC WORLD MARKETS FRONTENAC CONF. QUEBEC CITY, QUEBEC
TIME:	10:35 AM
REFERENCE:	CNW MONTREAL
LENGTH:	APPROXIMATELY 30 MINUTES
DATE:	OCTOBER 1, 2004

        EMCEE (UNIDENTIFIED MALE SPEAKER): We can get started. I'm sure you guys all know that this is Molson and I'm sure you all know who Dan O'Neill is, President and CEO. Unfortunately, Leo Kiely was supposed to be here—the President and CEO of Coors. Unfortunately, his plane got turned back in Quebec City because of the fog and as a result, Dan's going to do double time.

        I think Danielle has to read the "safe harbour" statement because of the Coors regulations.

        DANIELLE DAGENAIS: So we thought we'd share our "safe harbour" language with you guys and those on the webcast. That's to say that the presentation this morning, and some of what we'll discuss in the Q&A contain forward-looking statements within the meaning of the U.S. Federal and Canadian securities laws. Actual results could differ materially from what we project today, so please refer to the most recent SEC filings of Adolph Coors Company and regulatory filings of Molson Inc., including 10-Ks, 10-Qs and the recently filed preliminary proxy of the Molson-Coors merger transaction, to get a more complete description of factors that could affect these projections. And now I'll turn…

        [inaudible voices]

        DAN O'NEILL (President and CEO, Molson): Yeah, I'll need it for the first Q slides. Thank you. Where is the button?

        DANIELLE DAGENAIS: The green one.

        DAN O'NEILL: Okay, thank you. Good morning, everyone. I had totally prepared for my presentation, and I'm going to literally read Leo's. He's sitting in Montreal, hoping that he can fly in and make it here on time, which is a little bit impossible at this point in time, so he's going to turn back. He was flying overhead at about 8 o'clock this morning and flew around and around and couldn't make it, because of the fog.

        The first thing I want to do is focus in on the Canadian marketplace and for the last—since the first time we went out into the market, we realized that we were missing and not filling in a gap which focused on about three areas: one, our vision and our commitment to that vision; two, our footprint; and the third area, the details that were conducted globally before we made our decision to go with Coors in a merger. And I just want to touch on those and then I will literally read through the speech for Leo and try to do it justice. The…That's not mine.

        Molson's vision has remained consistent. Five years ago, we set forth on a vision to clearly become one of the best-performing beer companies in the world. We reached that probably 18 to 20 months after—we measured that with respect to shareholder returns. We became—Then we wanted to remain in that position, which we did, probably, for 2 to 3 years, 2 1/2 years, and we set out in our annual report—in the most recent annual report that we did at our last meeting—to regain a position as one of the best-performing beer companies in the world. And the variance came from a footprint that I presented in September, a year ago, actually, where we outlined the areas of opportunity or value creation and we put them into principally 4 buckets.

        Number one was Canada, and for success in Canada, we felt very clearly that share gain was critical. We did a lot of work and we referenced the performance of AB. We looked at varying segments, the super-premium segment where we are succeeding. We looked at regions, where we looked at the Maritimes and said that was one of our largest regions that we were—you know, nationally, we have a 43 share. We have a 60 share in some provinces, a 50 in others, and we have a 10 in the Atlantic provinces. And two of those areas, the—And outlets was one where we looked at the

LCBOs in Ontario and said we really had a big opportunity to improve, where our share which was significantly below the norm.

        The challenges that we've had, and we, you know, highlighted last night, were literally in the segments but not in the premium segment or the super-premium segment, because we are succeeding in those 2 segments, relatively speaking. Our problem is in the value segment and its impact on the premium segment. The value segment in Canada has grown immensely and I'll talk to the first quarter, and I can't yet talk about the second quarter results. But the first quarter, we saw the value segment and a deep-discount segment, principally in Ontario and Alberta, capturing well over 25, 27 percent of the total market, which is new to the industry. We feel we've addressed this in Ontario, we're addressing it in Alberta, but it's…those are two areas where we have very, very strong market share.

        The strategic pricing has been a question; we've been very aggressive in pricing. We feel that pricing opportunities remain in certain parts of the country, whereas we might have been taking a 2.5…2.6 percent price increase annually, we think we will still get price. It will be much more strategic in where we get and what parts of the country but we feel, still, going forward, there is a, you know, a 1 1/2 to a 2-share point opportunity there. The segment growth in the country has been a very—a big surprise this summer, characterized by a terrible August, with volumes down, you know, 9 percent levels, nationally, which reflect the weather. It also reflects some…just changes in vacation time periods, one, you know, long weekends. The previous year, they were in the month of August…I mean, the month of August last year and July this year, were August and September. So August is being impacted by other things than just weather. But when you look at it, the total category for the quarter is down over 2 percent. We do not think, in any way, shape or form, that's reflective of the industry, because if you look back, it's continually grown, you know, in the 1 percent range. Our forecast going forward is 0.9. Delivery of 125 is very key, so when you look at that, you say, can we deliver a one—you know, a share gain, year on year, and we think we have to take a look at, going forward, a much smaller opportunity there than we had before. In Brazil, last September, we were forecasting, when we did our footprint, profitability. We…you know, you've seen the results of that and we're not back on track in Brazil as soon as we thought we would be. I think there is very, very much positives, and I'll talk to that, but that would be a long part of the conversation. I do think there's upside, I do think there's momentum, I do think there's a light in the tunnel, and I think it's a lot more positive than the numbers are currently reflecting. And I also think our share in Canada is much more positive. People reference that, you know, in my…meetings, in the annual meeting, I wasn't as up in the conference call, with respect to the share position in Canada. And I wasn't, because I felt there were some problems that we hadn't resolved. I said to someone this morning, personally, I feel much more positive about the share going forward, optimistically, than I did in, you know, back in May, looking…looking at the summer, okay? So I didn't think we had our ducks in order.

        The U.S. is very small and remains that and it's, you know, it's a marginal loss, it's not an impact player. The export strategy, again, not a major factor. The big change in this chart is the M&A activity and we said in September that we didn't think we needed that to go forward. As we saw the results of Brazil, we put that way up in the order of importance and we started looking at varying options, and this was one of the areas that we spent loads and loads of time on, three years ago and over the last 8 months. And I made a comment that, you know, we looked at about 23 different versions of what to do. People said, "There's not even 23 big brewers in the world," and I'm saying, "Yeah, but guess what? There may be more than one opportunity for one brewer when you're looking globally." And we did that homework and we did speak to several companies.

        The big worry to us, and I think it's come to the light when people are talking about the importance of Coors to our total portfolio, is what goes on with our portfolio and our relationship with our partners. Because when you look at this, we were very nervous about controlling our own destiny, and in controlling our own destiny, if any of our partners joined together in response to the Interbrew-Ambev merger back in March, where would that leave us in our ability to decide where we wanted to go? And we didn't want 2 of our partners coming together and saying, "We have joined together, we represent a large part of your total value. We would like you in this portfolio, and if not, we will pull the business." And that is a very real proposition. And when you look at those, if our partners joined together, or our partners joined with someone else, that was a very important driver and we felt we had to be proactive to determining our own future. I won't go through each one of those because I'm probably behind time already.

        The merger improves the likelihood of regaining the vision, a point we're very committed to: To secure the current commercial relationship with Coors. It represents over 20 percent of our total shareholder value. The $175 million in synergies that we've spoken a lot about—and I'll talk later in the meeting—to be able to drive top-line sales in Canada through increased marketing investments, and we have been, over the last 18 months, reducing the investment in Canada to support and to maintain an EBIT number that's acceptable in offsetting the Brazilian declines. To reduce the financial impact of Brazil, allowing Molson shareholders greater time to receive the payback; and to expand our brewing operations in Montreal and Toronto by 2 million hectalitres of beer with the merger that'll come up, making Canadian company much more efficient and much more profitable.

        Now here's where I'll move over to reading the script. It starts out by saying, "Thank you, Dan," but I'll skip that part. [Reading Leo Kiely's speech]: We believe the combination of the 2 companies…Sorry. We believe the combination of these two companies is logical, compelling and transformational for both our companies. We move to the top-five position worldwide with the operational scale and financial strength to succeed as a major player in the global brewing industry. A critical, important, relevant point: being a very small brewer globally, and a very large brewer in Canada; and for Coors, being a very small brewer U.S., okay, and the global impact. Together, we can have an impact; individually, we cannot. Going forward, the outcome is much, much shorter-term.

        But it's not just the scale. The major brings—the merger brings together highly successful players with strong market positions in some of the world's largest and most profitable beer markets. This expanded geographic base provides diversified sources of revenue, profit and cash. Additionally, the companies are a unique strategic and cultural fit. Our operating geographies are complementary, and both of our management teams have extensive experience working together, which clearly reduces the merger or acquisition risk of any two companies when they come together in either of those forms—there's huge risk that goes along with that.

        So what will it look like as a top-five player? For the 12 months ending June 30, 2004, the combined company had pro forma net sales of about $6 billion, EBITDA of approximately a billion, and combined 2003 volume of 60 million hectalitres. We've produced—We have a product portfolio of more than 40 brands, including Coors Light, Molson Canadian, Carling, Coors Original, Keystone, Aspen Edge, ZIMA, Worthington's, Molson Ultra Export, Molson Dry, Rickard's, A Marca Bavaria and Kaiser. Additionally, the companies have distribution and licence agreements with other leading brewers, including Heineken, Grupo Modelo, Grolsch, Foster, SAB, Miller and FEMSA. We will have an important position in 4 of the top 6 global markets. As you can see from the charts and the slide, no matter how you slice it—by volume, revenue or cash flow—we'll be a more strongly diversified company with an expanded profit base which we believe will provide the Molson Coors Brewing Company with more stable results and the ability to expand our presence in the high-potential markets around the world. You can see the minimal…you know, the reduction of the impact of Brazil, as it goes from the 17 percent to the 5. Unfortunately, in the last circle, it's not there, either. It would be nice to have it on the right-hand side of that chart.

        We have a significant presence in these high-margin markets and we have the number-one brand in 2 out of these 3 markets. Molson Canadian brands in Canada, Carling in the UK, the number-three brand in both the U.S., with Coors Light, and in Brazil, with Kaiser. If you look at all our brands, we would have a market share of 43 percent in Canada, making us the number-one player; a 21 percent share in the UK, making us a solid number two; and an 11 percent market share in both the U.S. and Brazil, ranking us number three in both these markets.

        To provide a bit more detail on some of these markets, I'd like to spend a couple of minutes on the growth model for the Coors Brewing Company. Overall, Coors has focused on leveraging strength in high-share markets. In the U.S., Coors makes most of their money in the high-share markets representing 50 U.S. markets out of the 210 where Coors Light is the number-one or number-two brand and has strong distribution and scale economies to go toe-to-toe with the market leader. Just for…It's important to note, in mostly-Canadian groups with less knowledge of the U.S.—the TV markets in the U.S. are made up of about 213 total markets. Coors, in 50 of those, is either number one or number two. So they go from, you know, New Jersey or Pennsylvania to being, you know, a 28 share, a 27 share and being a number-one brand in, you know, in the Delawares of the world, to being a zero or not participating in the market, or a two-share in some of the other major markets. The opportunity is to be able to develop those markets, which they do, but they do on a, you know, on a very specific basis. Coors uses their resources from these markets to invest selectively to grow in opportunity markets where Coors believes that Coors Light can become the number-one or number-two brand. The focus for these markets is on areas where they have strong distributor partners, and the greatest growth opportunities. In the UK, the focus is on growing share in high-opportunity markets such as Scotland and the Southeast, including London. In these areas, the Carling brand historically has had little or no distribution. In addition, the UK company will continue to explore growth opportunities through innovations, and drive retail distribution and throughput, such as Carling Extra Cold and the recent introduction of Coors Fine Light beer.

        Finally, Coors will continue to make prudent investments in other international markets. Examples include the recent agreement with FEMSA, to distribute Coors Light in Mexico; selective expansion of the business in China; and the ZIMA business in Japan.

        Looking at the progress made recently, making the Coors business stronger and more competitive for the longer term in 2003, they've made significant improvements in key areas of the business. They have made major investments that will help support future growth, they've generated cash and exceeded the debt repayment goals that they established after the English acquisition, and they have strengthened their financial position and have grown returns on capital.

        Briefly, by segment, in the Americas, the pricing environment has remained very, very strong. Last year, Coors maintained share in an extremely competitive beer market. It refined the marketing and sales initiatives and made progress in key markets and channels, especially c-stores. Their cost reduction efforts continued to make the U.S. operations more efficient, and the Coors Light business in Canada continues to be the significant contributor to the Americas' profit profile.

        In the Coors European segment, the number-one-selling Carling beer…Carling Lager brand continued to grow volume and share in both on-and off-trade. This brand is 30 percent larger than the next biggest beer brand in the UK. And most of us, when we talk about Coors, forget about this whole strength of this aspect of the business. This, to me, and when we looked at it, is just another Canada in terms of the ability to create cash. They achieved better balance between volume and margins in the UK, which is increasing profits in their business. As in the U.S., the UK operations team improved productivity and reduced cost.

        Overall, the long-term macro-trends in this high-margin beer market continue to play to Coors' strengths, especially the growing appeal of lagers and the move toward brands in on- and off-premise sales. All in all, 2003 was a very good year for the UK business as they grew both volume and profit 7 percent with market share up 1.2 percentage points to 20.3. It is important to understand the consistency with which the UK business has built market share. And particularly, Coors increased its on-trade share for owned brands almost 2 1/2 percentage points in the last 3 years, from 19.3 to nearly

22. The on-trade is especially important because it represents two-thirds of the business and is less volatile and offers higher margins than the off-trade.

        In the growing off-trade channel, owned-brand share has increased nearly 3 percentage points in the same time period, from 15.4 to more than 18. And I think we all look at this and don't know enough about the U.S.—the UK company, and I asked Leo specifically to add some of these charts in here, which he did, because the Canadian group, as a group, does not have the knowledge of that segment.

        The next chart speaks to about—more into our overall synergies. As we've mentioned before, there's $175 million in U.S. synergies already identified, which we plan to capture and deliver to the bottom line by 2007. As shown here, we've identified synergies in 6 primary buckets. They are summarized savings numbers, building over 3 years and they're followed very closely. First, the team has identified 60 million in cost reductions through the optimization of the combined brewing network. We have an extensive system of breweries, packaging units, distribution centers and transportation resources throughout North America and have identified areas where there can be immediate rationalization. Although the recently announced Shenandoah brewery investment is not part of these synergies or the system rationalization, it will help facilitate many of the opportunities. We also expect to identify additional areas for consolidation over time, which would be in addition to 175.

        Next, the team has targeted procurement savings of approximately 43 million, and SG&A savings of approximately 40. And you can see, from the point of view, going down this list, the best-of-class savings, the organization and then an "other." This number, we feel very comfortable about. We have also identified and reviewed these on several occasions. We have a group of 2 teams in the U.S. and Canada working together. They've had probably 4 meetings, one as recently as last week. The number continues to go up, it's not seeing any pressure going down. We also announced that we feel there's an opportunity to capture another 25 to 40 million that we plan on re-investing and to driving top-line sales revenues. The top-line sales revenue number has not been included in any of our numbers or any of our, you know, going-forward impact. But we feel comfortable that we can get that. The teams involved feel very comfortable with the 175, plus the money allowed to drive top-line revenue is there to be had.

        The next chart, you can see the varying differences in the margins, and the major point here…We feel, as a company, and Molson felt very, very comfortable, that we can significantly improve the margins here, and working together with Coors, take on a situation characteristic of what we were able to do and the team was able to do in Canada, going from the 18.3 percent up to 22. If you take out the Brazil and that 22, we've really gone from 18.3 in Canada to over 28, which was our target when we started 5 years ago in Canada to pick up 10 share points of margin…percentage points of margin. It would be very nice to get 10 share points!

        You can see Coors is lower; that's characteristic of the way they…the way their production system is set up, with their one major brewery in Golden. And when you compare that to the others, AmBev, AB, and our target 5 years ago was to get into the range of AB. They've moved up from their 25.9 to 28.8 but we're in that range now in Canada. So we feel, working together, with the experience of our people, that moving those margins up…you know, past the 19.5 and into the 20 range, is an opportunity and one that we think we can hopefully get to in that five-year period.

        The overall…The one…You can flip to the next page, please. Thank you. The revenue growth…Revenue growth that we have identified internally focuses on, really, priority setting, and the first priority to utilize the 25 to 50 million, touches on Canada to unleash Coors Light and redirect the dollars from Canadian Light to Canadian. As I said, Coors Light is one of—has been one of the fastest growing brands in Canada. We feel there is greater opportunity by, you know, bringing it in and it's totally your own brand. And we feel that some of the monies that have been directed towards Canadian Light can be moved into Molson Canadian to improve and drive that business. So we feel comfortable about those two in Canada, and the drive in Canada will be very strong and we will continue to be able to expand some opportunities that we've been restricted to go forward with. We also have identified, over the last 3 years, some technology in the UK that we would like to bring into Canada and put into the on-trade premise and we feel that that will happen in the short term.

        The U.S.A. would be the second priority and that would be in the regional development and the further expansion of regions where they have the correct relationship with their distributors and feel very comfortable that they can move forward.

        The UK continues to be the opportunity for the lager business and the opportunity, smaller, but with Molson Lager to move in. And in Brazil, we feel, most importantly, it will give us time to recapture and not sell, you know, too early but to be able to make sure that if there's an opportunity there, we can capture that opportunity. And also, there's been a lot of testing done on Coors Light in Brazil, and they feel, in several of the markets, there is an opportunity.

        Okay…Flip it again, please. The…We do have a couple minutes for questions. But I personally feel that, you know, where we were a year ago, when I was up here, talking about our footprint and looking at our partners, the opportunity for the footprint in Canada still exists, and I think we'll have a very profitable company going forward, possibly not in the ranges that we experienced previously in the EBIT targets that we had in the past. But I think the market is sound and the opportunities are there and combining with Coors will ensure that we regain our position as the number-one performer in the…with respect to shareholders'—shareholder return in the brewing industry. So thank you very much.

        EMCEE: Thank you. We'll open it up to questions.

        [pause]

        EMCEE: Nobody's raising their hands. Just one question, I guess, to start off. One of the hot issues has been the option voting and you've mentioned that…I think, in your press release last night, you mentioned that you're reviewing this decision. When do you expect to have…make a decision on that?

        DAN O'NEILL: We…You know, there's sort of the 3 hot items with respect to where we took legal advice and where, clearly, you know, Legal recommended activity based on, you know, shareholders and stakeholders within our company. We have reviewed, from a legal point—with a legal basis, okay, what we can do, and I think in the next 2 weeks, we'll be to the marketplace with an answer, and I think the answers are very positive. As you are aware, we had a board meeting yesterday and used that opportunity to discuss alternatives going forward, and we feel that we came up with some very good solutions, and we will go back to the marketplace.

        You know, it's interesting. You do what you…you know, you get the—…you do what you think is right and not controversial and, you know, it comes and becomes public and people respond negatively and you kind of say, "Well, no, this, legally, you know, what we are supposed to do, and this is what, you know, previous things have been done." Yet it wasn't received correctly. So we…we have to make sure we maintain the legal aspects and I think we can do both. It'll be 2 weeks, anyway.

        EMCEE: All right. I'll ask one more question, I guess, if there's none other. Obviously, you've shown that one of the major problems you have in the domestic market is the development of the value-brand category. Can you speak to, I guess, what share it has right now, compared to, say, the U.S. market, where we're seeing the opposite trends? And how…I guess how far—…how high you expect that market share to get and how quickly.

        DAN O'NEILL: I think if you look in the province of Quebec, where it's been around for 4 or 5 years now, we responded very quickly to the market, the situation in Quebec, and it's around, you know, the 22 percent level and it's…and it's, you know, been remaining there. It exceeded that—and I don't know if I'm allowed to talk to Quarter 2 yet, actually, even though we gave the results yesterday—but you saw it growing and it was up in, you know, in Ontario and in Alberta, in around the 28-percent level, so several points ahead. And it didn't see any reason that it should slow down as we went into the summer. So it has been there. I do think it will slide back because, you know, our brand was not receiving…You know, we're doing an agency review so we were left a little bit at a time period where Molson Canadian was not being heavily supported and, you know, during the summertime, from a creative point of view, and as we go forward into next summer, with the new agency work and the new campaigns that we'll have, we'll be much stronger out there, with pull activity rather than price. There are a couple of brands that were able to fight this margin difference and this price difference, who had sort of news and were growing, okay? Coors did extremely well. They have the same price differential as Molson Canadian. Budweiser did well in several places across the country. Labatt's did a lot worse than we did, okay, Labatt's Blue brand. So that, you know, without very—without strong activity pulling a product through and creating the awareness, the price difference will be the variable, and we have to ensure that we address that. But I think we're well on the way. As I said earlier, I feel much more comfortable than I did 4 months ago, with respect to the brands and where they're going.

        EMCEE: And the numbers that we're seeing come out, that you talked about in the press release last night, about Q2 being soft, clearly a lot of it has to do with volume. But how much…Where is your ad spending now, relative to where it was before you started bringing it down? Is your ad and promotional spending budget back to normal?

        DAN O'NEILL: They are…They will be, in the second half of the fiscal year, as we're entering into the second—our fiscal, the second half of our fiscal will be significantly above last-year levels, because we had spent a lot last summer in promotional activity and sort of tactical TV—not brand-building TV, but more tactical TV work—and I'm not sure…you know, I would say the spending level in the second half is probably going to be in the 30, 40 percent higher than it was a year ago, in the second half.

        EMCEE: Okay. Any other questions out there? No? Okay, well thanks very much, Dan, for coming.

        DANIEL O'NEILL: Thank you. Thank you very much.

        [applause]

        ****